As filed with the Securities and Exchange Commission on November 27, 1996
                                                     Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                             WONDERWARE CORPORATION
             (Exact name of Registrant as specified in its charter)
                              --------------------
                  Delaware                                      33-0304677
        (State or other jurisdiction                         (I.R.S. Employer
     of incorporation or organization)                    Identification Number)
                              100 Technology Drive
                            Irvine, California 92618
                                 (714) 727-3200
       (Address, including zip code, and telephone number,  including area code, of Registrant's principal executive offices)
                              --------------------
                                 Sam M. Auriemma
               Vice President, Finance and Chief Financial Officer
                             WONDERWARE CORPORATION
                              100 Technology Drive
                            Irvine, California 92618
                                 (714) 727-3200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------
                                   Copies to:
                              D. Bradley Peck, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                               San Diego, CA 92121
                                 (619) 550-6000
                              --------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.| |
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.| |
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.| |

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
                                                  Proposed maximum   Proposed maximum
                                                   offering price       aggregate
    Title of each class of        Amount to        per share (1)    offering price (1)     Amount of
 securities to be registered    be registered                                           registration fee
---------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value       82,777             $7.63             $631,589             $191
=========================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on November 21, 1996.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
================================================================================
                 SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1996
                                   PROSPECTUS
                                  82,777 Shares

                             Wonderware Corporation

                                  Common Stock
                              --------------------
     This Prospectus relates to 82,777 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), of Wonderware Corporation
("Wonderware" or the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

     The Common Stock of the Company is traded on the Nasdaq National Market under the Symbol "WNDR." On November 21, 1996, the last sale price for the Common Stock as reported by the Nasdaq National Market was $8.00 per share.

                              --------------------

         The Common Stock offered hereby involves a high degree of risk.
                    See "Risk Factors" beginning on page 2.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                      The date of this Prospectus is  , 1996

                            THE COMPANY

     Wonderware supplies Microsoft Windows-based software products for the industrial automation market. The Company was formed as a partnership in April 1987 and was incorporated in California in June 1988 as Wonderware Software Development Corporation. The Company reincorporated in Delaware in July 1993. Unless the context otherwise requires, "Wonderware" and the "Company" refer to Wonderware Corporation, a Delaware corporation, and the Delaware corporation's predecessor. The Company's executive offices are located at 100 Technology Drive, Irvine, California 92618, and its telephone number is (714) 727-3200.

     This Prospectus includes tradenames and trademarks of companies other than Wonderware.
                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

Fluctuations in Quarterly Operating Results

     The Company has recently experienced significant fluctuations in quarterly operating results and expects to continue to experience significant fluctuations in future quarterly operating results. Such fluctuations have been caused, and in the future may be caused, by a number of factors, including, among others: competition and pricing in the software industry; delays in introduction of products or product enhancements by the Company, its competitors or other providers of hardware, software and components for the industrial automation market; customer order deferrals in anticipation of new products; market acceptance of new products; reduction in demand for existing products and shortening of product life cycles as a result of new product introductions;
changes in operating expenses; the size and timing of individual orders; software "bugs" or other product quality problems; seasonality of revenues; changes in Company strategy; personnel changes; foreign currency exchange rates; mix of products sold; and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

     Because the Company ships software products within a short period after receipt of an order, the Company typically does not have a material backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders booked in that quarter. The Company's expense levels are based in part on its expectations as to future revenues and the Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall.

                                       2.

Accordingly, operating results would be adversely affected by a reduction in revenues in that quarter since the majority of the Company's expenses are fixed. Any significant weakening in demand would have an almost immediate adverse impact on the Company's operating results and on the Company's ability to maintain profitability. In addition, fluctuations in operating results have resulted in, and may in the future result in, volatility in the price of the Company's Common Stock.

Product Concentration

     The Company's current products are limited in number, and the Company's product revenues are derived primarily from the family of Wonderware InTouch products for industrial automation applications. Revenues from the Wonderware InTouch family of products represent over 80% of the Company's total revenues. The Company expects that revenues from these products will continue to account for a substantial portion of the Company's revenues in future periods, but that the share of revenues derived from other products will increase as new products are introduced. The life cycles of the Company's products are difficult to estimate due in large measure to the recent emergence of the Company's market, the future effect of product enhancements and future competition. Declines in demand for these products, whether as a result of competition, technological change or otherwise, or price reductions would have a material adverse effect on the Company's operating results.

Competition

     The market for the Company's products is increasingly competitive. The Company expects competition to continue to increase, which could result in a decline in the Company's market share as other companies introduce additional and more competitive Microsoft Windows-based products in this emerging market segment. Many of the Company's present or anticipated competitors have substantially greater financial, technical, marketing and sales resources than the Company. There can be no assurance that the Company will be able to compete successfully in the future.

Dependence on Microsoft Windows

     The Company's software development tools are designed for use with personal computers running in the Microsoft Windows operating environment, and future sales of the Company's products are dependent upon continued use of Windows and Windows NT. In addition, changes to Windows (such as the release of Windows 95) or Windows NT require the Company to continually upgrade its products. Any inability to produce upgrades or any material delay in doing so would adversely affect the Company's operating results. The successful introduction of new operating systems or improvements of existing operating systems that compete with Windows or Windows NT also could adversely affect sales of the Company's products and have a material adverse effect on the Company's operating results.

                                       3.

Rapid Technological Change

     The market for the Company's products is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. While the Company to date has been committed to the Microsoft Windows and Windows NT platforms, the introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments, respond to evolving end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenues. In the past, the Company has experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future, which could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

Integration of Acquisitions

     In July 1995, the Company entered into an Agreement and Plan of Reorganization with EnaTec Software Systems, Inc., a developer of Windows-based manufacturing execution systems software ("EnaTec"), pursuant to which a newly formed, wholly owned subsidiary of the Company was merged with and into EnaTec. In August 1995, the Company entered into an Agreement and Plan of Reorganization with Soft Systems Engineering, Inc., a developer of batch manufacturing process software ("SSE"), pursuant to which SSE was merged with another newly formed, wholly owned subsidiary of the Company. The integration of EnaTec and SSE into the Company, the completion of the development of their respective product offerings and the integration of such product offerings into the Company's product offerings has diverted a significant portion of the Company's management and financial resources and is expected to continue to do so for an indefinite period of time. There can be no assurance that further difficulties will not arise in integrating the operations of EnaTec and SSE, completing the development of their products or integrating those products with the Company's products. The failure to accomplish any of the goals of either acquisition or the failure to successfully integrate the operations of either EnaTec or SSE would have a material adverse effect on the Company's operating results and financial condition. There can be no assurance that the Company will realize increased revenues or profits as a result of the acquisition of EnaTec and SSE. In particular, the new product offerings resulting from such acquisitions address new markets with which the Company's existing distributors are relatively unfamiliar, and there can be no assurance that such distributors will be able to successfully market and sell these new products.

                                       4.

     In September 1996, the Company signed a letter of intent to acquire all of the outstanding shares of capital stock of its software distributor in Germany, ICT-Wonderware GmbH ("ICT-Wonderware"). It is the intention of the Company and ICT-Wonderware to consummate the acquisition no later than December 31, 1996. There can be no assurance that the integration of ICT-Wonderware into the Company will not divert a significant portion of the Company's management and financial resources or that difficulties will not arise in integrating the operations of ICT-Wonderware into the Company. Moreover, there can be no assurance that the acquisition of ICT-Wonderware will result in increased revenues or profits. The failure to accomplish the goals of the acquisition of ICT-Wonderware could have a material adverse effect on the Company's operating results and financial condition.

Legal Proceedings

     On July 9, 1996, the Company filed a complaint in the Superior Court of California for the County of Orange against Constantin S. Delivanis and Vladimir Preysman, formerly the Vice President and Vice President-Engineering, respectively, of the Company's Cupertino Development Center. This complaint alleges fraud, negligent misrepresentation, duress, securities fraud, breach of the implied covenant of good faith and fair dealing, and breach of fiduciary duty against Messrs. Delivanis and Preysman. The Cupertino Development Center was established upon the Company's acquisition of EnaTec, in which Messrs. Delivanis and Preysman owned a substantial majority of the stock (see Note 12, Acquisitions, of Notes to Consolidated Financial Statements included in the Company's 1995 Annual Report to Stockholders for a description of the acquisition of EnaTec). The Company is seeking compensatory and punitive damages with respect to its claims, as well as the costs incurred in pursuing these claims. Mr. Delivanis and Mr. Preysman's employment with the Company was terminated. Both Mr. Delivanis and Mr. Preysman answered the complaint and asserted cross-claims against the Company, alleging breach of contract, termination in violation of public policy, defamation (slander per se), intentional infliction of emotional distress, negligent infliction of emotional distress, negligence, common law fraud and deceit, and civil conspiracy. Both requested relief in the form of compensatory and punitive damages as well as the costs incurred in pursuing their cross-claims. In addition, on September 27, 1996, Mr. Delivanis, Mr. Preysman, and the Delivanis Family Trust filed a complaint for declaratory judgment and specific performance, seeking registration of certain Wonderware stock. The company has demurred to that complaint. It is too early to determine the impact, if any, of these proceedings on the Company or the results of the Company's operations.

                                       5.

     On October 16, 1996, the Company filed an action in the United States District Court for the Central District of California against Cyberlogic Technologies, Inc. ("Cyberlogic") and Intellution, Inc. ("Intellution"). The complaint alleges that Cyberlogic and Intellution have infringed the copyright in a particular software program which Cyberlogic originally developed under contract for the Company. The complaint seeks preliminary and permanent injunctive relief as well as actual and punitive damages and attorneys' fees. There can be no assurance that Cyberlogic and Intellution will not assert counterclaims against the Company and no assurance can be given concerning the ultimate outcome of this matter. In any event, even if the Company is successful in such proceedings, the legal and other costs associated with such proceedings could be substantial.

Foxboro Litigation

     In 1995, The Foxboro Company ("Foxboro") initiated litigation against SSE asserting claims with respect to Foxboro's ownership interest in certain software developed by SSE, which interest is subject to a repurchase right in favor of SSE. There can be no assurance that the results of such litigation will not have a material adverse effect on the Company. There also can be no assurance that SSE will be able to repurchase Foxboro's ownership interest or, if such repurchase is accomplished, that it would be on terms favorable to the Company. Although it is too early to determine the ultimate outcome, there can be no assurance that, if such repurchase is not accomplished, Foxboro's ownership interest or the exercise of Foxboro's rights under agreements with SSE, would not have a material adverse effect on the Company or the results of the Company's operations.
     For further information concerning the Foxboro litigation proceedings, see the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's subsequent reports on Form 10-Q.

Management of Growth

     The Company has recently experienced rapid growth in the number of employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has resulted in an increase in the level of responsibility for both existing and new management personnel. To manage its growth effectively, the Company will be required to continue to implement and improve its operating and financial systems and to expand, train and manage its employee base. There can be no assurance that the management skills and systems currently in place will be adequate if the Company continues to grow. The Company may make additional acquisitions in the future. The Company's management has only limited experience with acquisitions, which involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies.

                                       6.

Key Employees

     The Company's continued success will depend upon its ability to retain a number of key employees, including Roy H. Slavin, the Company's Chairman of the Board, President and Chief Executive Officer, most of whom are not subject to employment agreements or agreements that restrict their ability to compete with the Company following the termination of their employment. In addition, the Company believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business.

Reliance upon Distribution Channel

     The Company has relied and expects to continue to rely primarily on independent distributors for the marketing and distribution of its products. These distributors may also represent other lines of products, some of which may be complementary to or competitive with the Company's products. The Company's distributors are not within the control of the Company and are not obligated to purchase products from the Company. While the Company encourages its distributors to focus primarily on the promotion and sale of the Company's products, there can be no assurance that these distributors will not give higher priority to the sale of other products, including products developed by existing or potential competitors. A reduction in sales efforts or discontinuance of sales of the Company's products by its distributors could lead to reduced sales and could adversely affect the Company's operating results. In addition, the Company has recently expanded its product offering to include software products, such as its Wonderware InTrack product, that address new markets with which the Company's existing distributors are relatively unfamiliar. There can be no assurance as to the continued viability or financial stability of the Company's distributors, the ability of the Company's existing distributors to successfully market and sell the Company's new product offerings, the Company's ability to retain its existing distributors or the Company's ability to add new distributors in the future. In addition, as a result of new product introductions or pricing actions by the Company or others, the Company's distributors or end-users may alter the expected timing of their product purchases, thereby exacerbating the possible variability of the Company's quarterly operating results.

                                       7.

Dependence on General Economic Conditions

     Based in part on the growth in the overall market for and the Company's penetration of the industrial automation software market, as well as the geographic and industry diversity of the Company's customers, the Company believes that general economic conditions have not had a material adverse effect on the Company's results of operation to date. There can be no assurance, however, that economic conditions will not have a material adverse effect on the Company in the future.

International Sales

     The Company derived approximately $17.9 million (39%) and $16.3 million (42%) of its total revenues from international sales during the first nine months of 1995 and 1996, respectively. The Company expects that international sales will continue to represent a significant percentage of its total revenues. The Company's international operations are subject to various risks, including exposure to currency fluctuations, regulatory requirements, political and economic instability and trade restrictions. Although the Company's sales are typically made in U.S. dollars, a weakening in the value of foreign currencies relative to the U.S. dollar could have an adverse impact on the effective price of the Company's products in its international markets. Delays in foreign language translations and other measures to "localize" the Company's product offerings for international markets could also adversely impact the timing and amount of international sales. In addition, the Company's business may be adversely affected by lower sales levels in Europe, which typically occur during the summer months.

Dependence on Proprietary Rights

     The Company regards its software as proprietary and attempts to protect it with copyrights, trademarks, trade secret laws and restrictions on disclosure, copying and transferring title. However, the Company has no patents, and existing copyright laws afford only limited practical protection for the Company's software. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. The Company licenses its products primarily under "shrink wrap" license agreements that are not signed by licensees and therefore may be unenforceable under the laws of certain foreign jurisdictions. In addition, in some instances the Company licenses its products under agreements that give licensees limited access to the source code of the Company's products. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to obtain and use information that the Company regards as proprietary. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes that such software will become increasingly the subject of claims that such software infringes the rights of others.

                                       8.

     Although the Company does not believe that its products infringe on the rights of third parties, from time to time third parties have asserted infringement claims against the Company and there can be no assurance that third parties will not assert infringement claims against the Company in the future. Moreover, there can be no assurance that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. In addition, there can be no assurance that such licenses will be available on reasonable terms, or at all. In July 1995, the Company and Touch Technologies, Inc. entered into a Settlement Agreement pursuant to which the Company may continue to use the marks InTouch and Wonderware InTouch in connection with its business and products until December 31, 1998.

Potential Volatility of Stock Price

     The Company believes factors such as quarterly fluctuations in results of operations, management changes, delays in the introduction of new products or product enhancements, and announcements of new products by the Company or by its competitors has caused and may continue to cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

Anti-Takeover Effects of Certain Charter Provisions, Unissued Preferred Stock and Delaware Law

     The Company's Board of Directors has the authority, without action by the Stockholders, to fix the rights and preferences of and to issue shares of Preferred Stock. In February 1996, the Board of Directors adopted a Preferred Share Purchase Rights Plan (commonly known as a "poison pill"), which may have the effect of delaying or preventing a change in control of the Company. The Company is also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Furthermore, certain provisions of the Company's Certificate of Incorporation and Bylaws may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of the stockholders to approve transactions that they deem to be in their best interest.

                                       9.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock of each Selling Stockholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."



                                                            Number of        Beneficial
                                       Number of Shares       Shares          Ownership
                                      Beneficially Owned   Being Offered        After
Selling Stockholder                   Prior to Offering                      Offering(1)

William F. Anderson, Jr.(2)                  50,681            22,300           28,381
William F. Anderson, Jr. and                    226               226              --
Janet               L. Anderson (3)
Jeffrey L. Kissling                          50,185            21,804           28,381
Laurence G. LeBlanc                          14,519             6,352            8,167
Otto W. Voit III                             14,519             6,352            8,167
Susan V. Maull(4)                             3,675             2,848              827
Susan V. Maull and Raymond F. Chevaux,          453               453              --
Jr.(5)
David A. Westrom                             11,615             5,081            6,534
Paul F. Myers(6)                                588                41              547
Donald R. Tunnell(7)                          1,359                63            1,296
Eric P. Grove(8)                              1,179                13            1,166
Stanley R. Brubaker(9)                        2,720                13            2,707
Otto W. Voit, Jr. and Lynne J. Vanino           907               907              --
Thomas J. Krebs                               1,361             1,361              --
Frederick Jopp and Charlene B. Jopp           3,629             3,629              --
Richard B. Felbeck                              907               907              --
Wesley A. Logan and Patricia K. Logan           453               453              --
Mary S. Skold                                   907               907              --
Duane Ahlbrandt and Judith A. Ahlbrandt         907               907              --
Scott S. Weaver and Julie L. Weaver             907               907              --
Bruce Williams and Sharon L. Williams           453               453              --
Barry M. Barbush and Holly K. Barbush           453               453              --
Richard H. Mylin III and Cindy R. Mylin         453               453              --
Fred B. Atwood and Helen J. Atwood            1,814             1,814              --
Donald L. Hicks and Delores Hicks               907               907              --
Frank D. Sams(10)                             1,814             1,814              --
Frank D. Sams and Jane E. Sams(11)              453               453              --
Eric A. Felbeck                                 453               453              --
Matthew J. Felbeck                              453               453              --
--------------------

(1)      Based on 13,809,032  shares of Common Stock  outstanding  as of October
         15, 1996, no Selling Stockholder  beneficially owns more than 1% of the
         Company's outstanding Common Stock.
(2)      Includes  226 shares  held in trust in an  individual  retirement  account  for the  benefit of William F.
         Anderson, Jr.  Does not include 226 shares held jointly with Janet L. Anderson.
(3)      Does not include 226 shares held in trust in an individual  retirement  account for the benefit of William
         F. Anderson, Jr. or 45,410 held solely by William F. Anderson, Jr.
(4)      Does not include 453 shares held jointly with Raymond F. Chevaux, Jr.
(5)      Does not include 3,675 shares held solely by Susan V. Maull.
(6)      Includes 534 shares subject to stock options exercisable within 60 days of October 15, 1996.
(7)      Includes 1,296 shares subject to stock options exercisable within 60 days of October 15, 1996.
(8)      Includes 1,161 shares subject to stock options exercisable within 60 days of October 15, 1996.
(9)      Includes 2,702 shares subject to stock options exercisable within 60 days of October 15, 1996.
(10)     Does not include 453 shares held jointly with Jane E. Sams.
(11)     Does not include 1,814 shares held solely by Frank D. Sams.

                                      10.

                              PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on the Nasdaq National Market, in privately-negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

     The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California ("Cooley Godward").
                                     EXPERTS

     The consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have so been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.

                                       11.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Company's Current Report on Form 8-K dated February 15, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission are hereby incorporated by reference in this Prospectus except as superseded or modified herein. All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to the Chief Financial Officer at the Company's principal executive offices at 100 Technology Drive, Irvine, California 92618, telephone number (714) 727-3200.

                                       12.

                                TABLE OF CONTENTS

                                                                            Page

THE COMPANY..................................................................  2

RISK FACTORS.................................................................  2

SELLING STOCKHOLDERS........................................................  10

PLAN OF DISTRIBUTION......................................................... 11

LEGAL MATTERS................................................................ 11

EXPERTS.......................................................................11

AVAILABLE INFORMATION........................................................ 11

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................. 12



                              --------------------

     No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee.....................................            $       191
Legal fees and expenses..................................                  2,000
Accounting fees and expenses.............................                    500
                                                                    ------------
           Total.........................................            $     2,691
                                                                    ============

Item 15.  Indemnification of Officers and Directors.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Registrant's Bylaws also provide that the Registrant will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

     The Registrant's Amended and Restated Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred

(including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16.  Exhibits.

Exhibit
Number     Description of Document

 3.1       Registrant's Amended and Restated Certificate of Incorporation.(1)
 3.2 Certificate of Designation of Series A Junior Participating Preferred Stock filed February 15, 1996.
 3.3       Registrant's Amended Bylaws.(1)
 4.1       Specimen stock certificate.(2)
 5.1       Opinion of Cooley Godward LLP. Reference is made to page II-7.
23.1       Consent of Deloitte & Touche LLP.  Reference is made to page II-8.
23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1       Power of Attorney.  Reference is made to page II-5.
------------

(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 33-72380) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 33-63906) or amendments thereto and incorporated herein by reference.

Item 17.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned Registrant hereby undertakes:
                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) to include any  prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant undertakes that:

                  (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

                  (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 21st day of November, 1996.

                             WONDERWARE CORPORATION


                                              By:   /S/ Sam M. Auriemma
                                                 -----------------------------
                                                     Sam M. Auriemma
                                              Vice President, Finance and
                                              Chief Financial Officer
                                              (Principal financial and
                                              accounting officer)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ROY H. SLAVIN and SAM M. AURIEMMA, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signature                          Title                          Date

/s/ Roy H. Slavin         Chairman of the Board President and  November 21, 1996
------------------------  Chief Executive Officer (Principal
 Roy H. Slavin            executive officer)



/s/ Sam M. Auriemma       Vice President, Finance and Chief    November 21, 1996
------------------------  Financial Officer (Principal
 Sam M. Auriemma          financial and accounting officer)


/s/ F. Rigdon Currie      Director                             November 21, 1996
------------------------
 F. Rigdon Currie
                          Director                             November 21, 1996
/s/ Harvard H. Hill, Jr.
------------------------
 Harvard H. Hill, Jr.
                          Director                             November 21, 1996
/s/ Jay L. Kear
------------------------
 Jay L. Kear
                          Director                             November 21, 1996
/s/ John E. Rehfeld
------------------------
 John E. Rehfeld

November 27, 1996


Wonderware Corporation
100 Technology Drive
Irvine, California  92718

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Wonderware Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offer and sale of up to eighty-two thousand seven hundred seventy-seven (82,777) shares of the Company's Common Stock, par value $.001, by certain stockholders, as described in the Registration Statement (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation, as amended, your Bylaws, as amended and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By: /s/ D. Bradley Peck
   ---------------------
    D. Bradley Peck

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement of Wonderware Corporation on Form S-3 of our report dated January 17, 1996, appearing in the Annual Report on Form 10-K of Wonderware Corporation for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP



Costa Mesa, California
November 26, 1996

                                  Exhibit Index

Exhibit
Number               Description of Document                           Page No.

3.1    Registrant's Amended and Restated Certificate of                   *
       Incorporation.(1)

3.2 Certificate of Designation of Series A Junior Participating Preferred Stock filed February 15, 1996.

3.3    Registrant's Amended Bylaws.(1)                                    *

4.1    Specimen stock certificate.(2)                                     *

5.1 Opinion of Cooley Godward Castro Huddleson & Tatum. Reference is made to page II-7.

23.1   Consent of Deloitte & Touche LLP.  Reference is made to page II-8.

23.2   Consent of Cooley Godward LLP. Reference is made to
       Exhibit 5.1.

24.1   Power of Attorney.  Reference is made to page II-5.

-------


(1) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No.33-72380) or amendments thereto and incorporated herein by reference.

(2) Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No.33-63906) or amendments thereto and incorporated herein by reference.